Exhibit 99.3

LOAN CONTRACT OF WORKING CAPITAL

2011 LINSHANG YISHUIZHI JIE 356#

LINSHANG BANK

Lender:	Linshang Bank Co., Ltd Yishui Branch

(hereinafter referred: Party A)

Add:	81#Changan zhong RD. Yishui County

Tel:	7122008

Principal:	ZHANG WENKUN

Borrower:	Shandong Longkong Travel Management Co., Ltd.

(hereinafter referred: Party B)

Add:	West to YongFu Village, Yaodianzi Town, Yishui County

Tel:	2553951

Corporate Representative:	ZHANG SHANJIU

Guarantor:	Linyi Middle & small Scale Enterprise

Credit Guarantee Co., Ltd (hereinafter referred: Party C)

Add:	201# Yizhou RD. Lanshan Distict, Linyi City

Tel:

Corporate Representative:	WANG SHUHE

Dear customer: to protect your property and rights, Please reading each article contained in this contract carefully (especially the text in bold) before you sign on this contract, understand the rights and the obligations contained in this contract well and truly. Any question, Please consult the bank.

To meet the need of business operating, Party B hereby determines to apply for a Loan from Party A. Party A agrees to issue a Loan to Party B, and Party C Agrees to provide a Guarantee to Party A. To confirm the rights and obligations among the parties, three parties reach the contract under an equal negotiation following the Contract Law, General Loan Rules, Property Law, and other relevant laws and regulations of PRC.

Article 1: Borrower’s commitment

Borrower states as following:

1.1
The Borrower is duly organized and valid under the law of the People’s Republic of China and has the power and authority to own  its property to consummate the transactions contemplated in this contract and join the litigation, The Borrower has the power to handle it assets used in operation.

1.2
The Borrower is at its option to sign and perform this contract. It is the Borrower’s true meaning and has the power to sign this contract  and it is not breach it article of association or regulations or contracts. The procedure for signature and performance or this contract has been gone through and fully effectiveness. The Borrower already obtained or being obtained all permit, approval, file, registration related to the signing and carrying out the Contract.

1.3	Other payable debt has been repaid as scheduled, and no intent loan and interest overdue to bank.

1.4	No material infringement of regulations in business operation ever occurred in a recently year, no any bad record of the present senior staff of borrower’s company.

1.5	All documents, materials, reports and certificates provided to the Lender by the Borrower for consummation of the contract is true, real, complete and effective.

Article 2: Loan Type

The type of the loan is short term working capital loan

Article 3: Loan Purpose

3.1	The purpose of the loan is: facilities maintenance

3.2	Without consent in writing from Party A, the Party B shall not change the loan purpose stipulated under contract.

Article 4: Amount and Period of Loan

4.1	The loan amount under the contract is RMB (in words)Five million Yuan (in number) 5,000,000.00 Yuan.

4.2	The period of the loan under the contract is 12 months, starting from the date of 23-08-2011 to 22-08-2012.

4.3
The loan amount, loan commerce date, expiring date under the contract is deferent from the loan voucher, the record on the loan voucher shall be regarded as accurate. Other records shall be based on the Contract. The loan voucher shall be regarded as a part of the contract, has the same legal effect with the Contract.

Article 5: Loan Interest and Interest Calculation

5.1 the borrowing rate shall be determined by following method 5.1.2

5.1.1 Floating rate, the rate shall be based on basic rate plus Floating range,  floating range shall be up (up/down/zero) null % ，execute monthly rate shall be ___‰. The rate shall be floating with the adjustment on the basic loan rate issued by PBOC time to time.

5.1.2 Fixed rate, annual rate _9.84_ %, remaining unchanged during the period of the Loan.

5.1.3 Mixed rate, A fixed rate shall be applicable duringNull months starting from fund drawdown date, an annual fixed rate shall be null applied. During the fixed rate applying term, if PBOC adjust the basic loan borrowing rate, the fixed rate shall remain unchanged during the term. During the remaining borrowing term, a floating rate shall be applied. The execute rate shall be based on basic rate plus Floating range,  floating range shall be up (up/down/zero) null %. The latest basic rate shall be be the basic rate on the next borrowing day when the fixed rate loan term is due; the latest basic rate rank shall be determined as stipulated in article 3 in this contract.

5.2 The loan fund released with a floating rate or the loan term enter into a floating term, the loan rate shall be adjusted by following method null as the PBOC basic rate changing.

5.2.1 When PBOC adjust the loan borrowing basic rate, from 1st Jan next year, the borrowing rate in this contract shall be adjusted to the relevant rate in accordance with the new basic rate and the floating range stipulated in this contract without further notice to borrower, guarantor and pledger.

5.2.2 The rate adjustment term shall be in every null month. When PBOC adjust the loan borrowing basic rate, from 1st Jan next year, the borrowing rate in this contract shall be adjusted to the relevant rate in accordance with the new basic rate and the floating range stipulated in this contract without further notice to borrower, guarantor and pledger. There is no the same day in next adjustment term, the last day of the month shall be the rate reset day.

5.3 The loan interest shall be calculated by days, paid by month.

5.4 The loan interest shall be calculated on 20th in every month.

5.5 With a prior consent from Party A, Party B repaid the loan in advance, the interest calculation shall be determined in accordance with the agreed interest rate and actual loan term stipulated in this contract.

Article 6: Loan fund releasing

Any of the following requirement is not satisfied, Party A has right to refuse to release the loan fund under contract：

6.1 Guarantor has provide the guarantee in a truly manaer.

6.2 Borrower and Guarantor has provide Lender the complete paper works as Lender required.

6.3 The contract come with a Mortgage or Pledge, the relevant registration and/or insurance has been processed, which documents shall be keeping alive.

6.4 Borrower shall submit a Drawdown Application to Party A according to the need of the fund, and agree that the drawn fund shall be paid out in the way stipulated in this contract.

6.5 No any event which may cause material affect the safety of the loan occurred to Borrower, Guarantor, Pledger or Pledged Property.

Article 7 Loan fund paying-out

7.1 Special Bank Account: Party B shall open a special account, Party A agree to release the loan fund after examining the relevant document provided by Party B, the fund shall be transferred to the above special account.

7.1.1 Party A shall release the loan fund in accordance with Party A’s need of the fund and the amount which applied by Party B, the amount , term and interest and etc. of each fund releasing shall be record in Borrowing Voucher correctly.

7.2 Party B paying out the fund in a method of Entrust paying out.

7.2.1 Entrust Paying-out means that creditor pays the fund to Party B’s clients directly as required by Party B in a Drawdown Application and Paying out Entrustment, which fund paid shall be applicable to the engagement of the contract.

7.2.2 Fund paying out in a way of entrustment, Borrower shall submit a Drawdown Application, Entrustment Letter (2 same duplicates) and other relevant documents to Creditor, which shows the Party B’s purpose to pay the fund out.

7.2.1.2 Creditor may decide whether the fund need to pay after reviewing the entrust paying out application provided by Party B with an inter reviewing system. The entrustment application approved, the fund shall be paid through the special account.

7.2.1.3 Such following fund payment shall be paid by Entrustment paying out:

The payee is clear and single payment amount exceed ten million Yuan, or payment amount exceed 30% of contract amount which is more than three million Yuan, and other event which Creditor believe it should be paid by entrustment.

7.2.2 Paying out on borrower’s won will, means lender releases the loan fund to borrower’s special account, borrower pays it out on his won will to his customer which fund using is applicable to this contract. Except paying out with an entrust method mention above, the other paying out may be paid by borrower on his own will.

7.2.2.1 paying out on borrower own will, means lender releases the loan fund to borrower’s special account, borrower pays it out on his won will to his customer which fund using is applicable to this contract. Lender has right to monitor borrower’s paying out activities. If borrower need to withdraw cash, it shall be transfer to basic account from the special account.

7.2.3 changes on paying method, borrower shall provide relevant documents including but not limited to drawdown application, paying out entrust letter, deal information and etc pursuant to the nature of payment.

7.2.4 After fund paid, party B shall provide party A loan fund using record and such information, including but not limited to trade contract, deal voucher (invoice etc.), goods delivery slip/storing/using information and etc.

Article 8: Loan repayment

8.1	Party B shall repay the loan interest in full amount in time, and the following repayment mode 8.1.2 shall be taken:

8.1.1	Repaying by installments: Party B repays Party A every _____ months in a mount of ________ on the date of__________.

8.1.2	One-off repayment: Party B repays Party in a lump sum on due day.

8.2.
Party B shall deposit sufficient money for the term payment in the sole account opened with Party A on the date of interest repay-day or principal repay-day. Party A is entitled to deduct the money from the sole account on the date that engaged interest repay-day or principal repay-day under the contract.

Article 9: Rights and Obligation of Party A

9.1	Party A may check and review such information of both Party B and Party C: business operation, financial situation, inventory and loan using status.

9.2
Party B fails to repay the due loan (including declared loan withdrawal in advance), Party A has a right deduct the money from any account that Party B or Party C opened with Party A; the money be deducted as to repayment contains of principal, interest, overdue interest, penalty interest, compound interest, compensation, lawsuit expenses, attorney fees and the cost causes to Party A to realizing creditor’s right.

9.3
 If Party B or Party C evades Party A’s supervising or delays to repay   loan or other illegal operation, Party A has a right to take a credit sanction; inform certain authorities, and upload the contract-breach information to enterprise and personal credit recording system that set by PBC; or publish a claim announcement on a public media.

9.4	Party A shall release the loan to Party B in a full amount in time pursuant to the contract (exception: delay caused by Party B and Party C).

Article 10: Party B’s rights and obligations

10.1	Party B has a right to obtain and use the loan from Party A under the Contract.

10.2	Party B shall repay the principal and interest on time under the contract.

10.3
 Party B shall provide to Party A: the latest true proof documents of the property, financial statement and other relevant documents and information; and provide Party A necessary assistance to review the business operating, financial situation and using status of the loan under the contract.

10.4	Party B shall bear relevant cost and expenses. Including but not limited to, the cost for notarization, verification, evaluation, registration.

10.5	Party B shall bear relevant cost on, including but not limited to, notarization, identification, evaluation, registration.

10.6	Party B fails to repay the due principal and interest or that declared due in advance, Party A is entitled to draw it from the sole account that Party B opened with Party A.

10.7	Party B invests into a third party, financing with adding debt, and such cooperation, splitting, stock transferring and etc material event, a written consent shall be obtained by Party A.

10.8	Without hiding from unfinished lawsuit or arbitration, debt on shoulders and guarantee and other affair which may cause an affect on borrower’s financial situation and debt repaying ability.

10.9
 Party B occurs material difficult position, financial statement incurred serious worsen;  material lawsuit, stopping production, operation suspension, dismissed, registration cancled, business license is draw back or was sealed down, declared a bankrupt, in such events, party A shall information in 5 days.

Article 11: Guarantee

11.1	The type of Guarantee under the contract is Joint responsibility Guarantee provided by Party C.

11.2	Party C acknowledges the loan purpose under the contract, provide the Guarantee for the loan of Party B with a free-will, the statement provided in the contract is his true representation.

11.3
 The period of Guarantee provided by Party C shall be2 years starting from the date loan period expires. If the loan is declared due in advance by Party A, the period of Guarantee shall be  2 years starting from the date that the next day to declared expired day; With party C’s consent, an extension of the loan is carried out by both party A and Party B in accordance with the Contract, the Guarantee period shall be 2 years starting from the date that the next day of debt term expired date stipulated by the extension.

11.4
 The scope of the Guarantee including: principal, interest, overdue interest, penalty interest, compound interest, breach compensation, damage compensation, lawsuit fees, attorney fees and the expense caused to Party A to realize the Creditor’s right.

11.5	Party B fails to repay the due principal and interest (or declared due in advance) under the contract, Party A is entitled to withdraw from the account that party C opened with Party A.

11.6	Party C’s statements and commitments

11.6.1	Guarantor’s guarantee presentation is ture.

11.6.2	All documents, information and vouchers are real, complete, and valid. providing Party A necessary assistance on reviewing the business operating, financial situation, etc

11.6.3
 Party C is a corporate, shall provide such following documents as Party A required: the latest real proof of the property, financial statement and other relevant documents and information; and; The Party C is a natural person, shall provide the Party A the proof of earning, business operating, family financial status.

11.6.4
 Guarantor occurs material difficult position, financial statement incurred serious worsen; changes on legal representative, living address, communication method; operation system reformation, get involve into lawsuit or provide a warranty to a third party; other event may cause adverse affect on realizing creditor’s right.

11.6.5
 Loan under this contract with a property pledge provided by borrower and a warranty provided by guarantor, when lender give pledge right, pledge right cis-position, flaw on pledge right or changes on the pledge right, guarantor agrees continue to take joint guarantee responsibility in such event.

11.6.6
 Guarantor incurs changes on right as principal, capital structure, operation system, operation financial situation, which may cause affect on guarantee ability, guarantor shall provide another warranty or carry out the guarantee responsibility as lender required.

Article 12: Breach of Faith

12.1
    Party A fails to release the loan to Party B, which causes losses to Party B, the breach compensation shall be provide to Party B in accordance with amount and delayed days, the amount of the compensation shall be  calculated in a way that is same to the overdue loan interest calculation.

12.2	Party B, Party C breach the contract, the Party A may stop releasing loan, withdraw the released Principal and interest or take other actions like property preservation.

12.3	Party B, Party C breach any clause of the contract, Party A may suspend granting credit line operation on above parties in a year starting from the date breaching contract.

12.4
   Party B fails to repay the debt fully on due date under the contract, Party A may charge Party B an overdue penalty interest at a rate of 150% of the contract lending interest rate and calculates by days, or a compound interest at the lending rate; Party B changes the loan purpose under the contract, a breach interest rate may be charged by Party B at a rate of 150% of the contract lending interest rate and calculate by days.

Article 13: Become effective, Alternation, Termination

13.1
    The contract shall be effective from the date the contract be signed or be sealed, terminated on the date when principal, interest, penalty interest, breach compensation, compound interest, damage compensation and other payable expense are repaid up. The Guarantee clause is independently valid in case that the other clauses become invalid.

13.2
    Such following events occurs to party B or Party C, Party A may terminate the Contract with a notice delivering to both above parties; withdraw back the principal and interest, and request Party B, Party B to provide the compensation caused by termination of the contract. If the termination is caused by Party B or Party C’s faults (levanting, address changed), which causes Party A not able to deliver the notice of contract termination, party A may publish an announcement on news papers to declare the Contract terminated.

13.2.1	Changes on corporation name, address, corporate representative, registered capital, contact telephone, capital structure, business practice; such changes are not provided to Party A in writing.

13.2.2
 Changing subordinate relationship, transferring key officer from the management, amending articles of association, reforming organization structure, determining a material investing, in such events, Party fails to inform Party A in writing in 5 days.

13.2.3
 business operating in a bad situation, financial situation worsening, involved into a material lawsuit or arbitration; To corporation, a production suspension, business suspension, out of business, be dismissed, be cancelled, business license withdrawn or be shut down, declared bankrupt, etc, in such events, Party fails to inform Party A in writing in 5 days.

13.2.3	Material changes on the marriage status or health status of the corporate representative or senior officer, in such event, Party fails to inform Party A in writing in 5 days.

13.2.4
 Party B or Party C provides a guarantee to a third Party or engaged in a mortgage guarantee or a pledge guarantee for itself or others with its main assets, in such events, Party fails to inform Party A in writing in 5 days.

Party B fails to pay interest as scheduled, even in 10 days delay.

Article 14: Dispute Settlement

Any dispute rising out during the contract performing shall be resolved by a consultation among parties; failing in consultation, submit the dispute to a Court locates where Party A locating.

Article 15: Other Provision

Party A receives the Drawdown Notice from Party C, shall release the loan to Party B. otherwise, Guarantor may reject the Guarantee obligation.

Article 16: Appendix

1.
If any Mortgage (Pledge) guarantee provided by Party B or a thirty party to the repaying debt under the contract, the contract of the Mortgage (Pledge) guarantee shall be signed between Party A and Party B/the third party. If Party B’s debt under the Contract is guaranteed with Guarantee or Mortgage (Pledge), the Party A may chose any above method with a priority to carry out the guarantee obligation.

2.	During performing the contract, any guarantee join in, a additional Guarantee or Mortgage(Pledge) contract shall be signed between Party A and the guarantor added.

3.	This contract is made out in 3 copies, each for Party A, Party B, Party C, with the same legal effect.

Article 17: Note and special Statements

Party A hereby reminds Party B and Party C to acknowledge any clause of the contract completely, accurately; Party A already made relevant explanation as required by another two parties, all parties have the same understanding to the meaning of the clause under the contact.

Lender: Linshang Bank Co., Ltd Yishui Branch	(Sealed)

Person in charge:	ZHANG WENKUN

Borrower:	Shandong Longkong Travel Management Co., Ltd.

(sealed)

Corporate representative:	ZHANG SHANJIU

(Or authorized proxy)

Guarantor:	Linyi Middle & small Scale Enterprise

Credit Guarantee Co., Ltd (sealed)

Corporate representative:	WANG SHUHE

(Or Authorized Proxy)

Date: 23-8-2011

In the place of Linshang Bank Yishui Branch

Contract serial No.: 2011 WEI 131#

Contract of Entrustment Guarantee

Warrantee (Party A):	Shandong Longkong Travel Management Co., Ltd.

Legal Representative: ZHANG SHANJIU  Title: ________

warrantor: (Party B)        _Linyi Middle & Small Scale Enterprise Credit Guarantee Co., Ltd

Legal Representative: WANG SHUHE Title: ___________Chairman

Article 1:	Representations and Warranties

Article 2:	Main Debt Type and Amount

Article 3:	Main Debt Term

Article 4:	Guarantee Type

Article 5:	Guarantee Scope

Article 6:	Guarantee term

Article 7:	Counter-Guarantee Arrangement

Article 8:	Party B’s rights and Obligations

Article 9:	Party A’s rights and Obligations

Article 10:	Breach of Faith

Article 11:	Effectiveness, Amendment, Termination

Article 12:	Appraisal of Guarantee Contract

Article 13:	Dispute Settlement

Article 14:	Other Provision

Article 15:	Supplementary provision

In accordance with the application and attached documents provided by Party A, Party B herein agrees to provide the warranties in a type of Guarantee to Linshang Bank Co., Ltd Yishui Branch (hereinafter preferred as “Lender”), both parties reach this Contract through consultation Pursuant to the laws and regulations of PRC.

Article 1: Representations and Warranties

1.1	Both parties are qualified to sign this Contract pursuant to the laws of PRC.

1.2	Both parties acknowledge and agree to the any clause of the Contract, and the representations provided to this contract are true and valid.

Article 2: Main Debt Type & Amount

2.1 The guaranteed Main Debt provided by Party B is the loan which stipulated under the Working Capital Loan Contract (No.: 2011 LS Yishui Jie-356#) signed between Party A and Lender in the amount of RENMINBI, Five Million Yuan.

Article 3: Main Contract Term

3.1 The Main Contract performing term is 12 months, starting from the date of 23-8-2011 to 22-8-2012. If any amendment, apply to the engagement of the contract.

Article 4: Guarantee Type

4.1 The warranties provided by Party B to Party A shall be joint responsibility Guarantee.

Article 5: Guarantee Scope

5.1 The execution scope shall apply to the scope stipulated under the guarantee contract of the Main Contract signed between Party B and the Lender.

Article 6: Guarantee Term

6.1 The guarantee term under this contract is 2 years starting from the date that the main debt expires.

Article 7: Counter-Guarantee Arrangement

7.1 The counter-guarantee for the Main debt shall be provided to Party B by such following Person:

7.1.1 counter guarantor:______________NULL_______________

Name & No. of the contract of counter guarantee

7.1.2 counter guarantor:______________NULL_______________

Name & No. of the contract of counter guarantee

Article 8: Party B’s Rights and Obligations

8.1 Party B has the right to acknowledge the business operation, financial activities, or request Party A to provide the plan statistics, financial accounting statement and etc.

8.2 Within the guarantee period, if the Lender inform officially Party B to carry out the guarantee obligation, Party B shall pay in such following ways:

8.2.1 inform Party A to pay to Lender

8.2.2 inform Counter-Guarantor to pay

8.2.3 Party B pays for another.

8.3 From the Main debt overdue date, Party A shall provide Party B a guarantee fee at a rate of 0.05% by days.

8.4 Party B pays for another as to the guarantee obligation, may claim the paid principal and interest to counter-guarantor or Party A; Party B shall charge Party A a penalty interest at a rate 0.05% by days.

8.5 Party B has the same right of defense to Party A, it shall not lose even Party waive the right.

8.6 In such following events, Party B has the right to request Party A to terminate the Contract:

8.6.1 Before the Main debt is due, the Party A declares transparently would not repay the debt, or it showed by his action.

8.6.2 Party A incurs a material worsening of business operation status.

8.6.3 Party a transfers property, withdraw capital to evade the debt.

8.6.4 The Party A’s goodwill lost

8.6.5 The Party A fails to carry out the obligation stipulated under the Main contract and the Guarantee Contract of Commitment, which may cause an influence on Party A to carry out the debt repaying obligation.

8.6.6 Other events may cause Party A lost or being lose debt repaying obligation.

Article 9: Party A’s Rights and Obligations

9.1 Party A shall pay the expenses to Party B in such following way:

●	Payment standard: the guarantee fee is 2.4% of the guarantee amount;

●	Review fees: NULL (RMB Yuan)

●	Guarantee Fee: RMB One Hundred and Twenty Thousand Yuan

●	The above payment shall be accomplish on the day of 19-8-2011.

9.2 Party A repays the debt in advance, Party shall refund the part of the guarantee fee related to un-using period of the loan under the Main Contract, which shall be calculated by months. The reviewing fee is not refundable.

9.3 Party A shall provide the Party B such information related to financial and accounting, business operations; including but not limited to, monthly balance sheet, income statement, Party A shall commit the accuracy, completeness, and validity of above information.

9.4 Party A shall use the loan in the purpose stipulated under the contract, changes on such purpose is prohibited.

9.5 Party A shall accept and cooperate the examination of business operation, financial activities; the supervising and monitoring of the Loan fund using status.

9.6 Part A and its investor shall not withdraw capital and transfer any capital assets.

9.7 Before the Main debt is repaid up, without Party B’s consent, Party A shall not provide any warranties based on the assets produced by the loan.

9.8 Before the main debt is repaid up, party A provide warranties to any other debtor, which may cause a influence on its debt repaying ability, in such event, Party A shall inform Party B in writing and obtains the consent.

9.9 The counter-guarantor of the main debt incurs seizing production, business suspension, registration cancellation, business license withdrawn, bankruptcy, corporate cancelled and business losing, totally or partly losing guarantee ability; or counter-guaranty depreciation, damaged or lost by accidents, in such events, Party A shall provide another warranties which accepted by Party B.

9.10 Before the main debt is repaid up, changes on name, legal representative (principal), address, business scope, registered capital, in such events, Party A shall inform Party B in writing in 30days advance.

9.11 Before the main debt is repaid up, Party incurs such following event, contract business, leasing, stock reform, affiliation, merger, splitting, combination, applying to suspend to reform, applying for bankruptcy, which may cause Party B to realizing the creditor’s right; a written notice shall be provide to Party B and obtains the consent, and carry out the repaying debt and guarantee obligation as Party B required.

9.12 Before the main debt is repaid up, party A incurs such events, seizing production, business suspension, registration cancellation, business license withdrawn, legal representative/principal involved in illegal activities, lawsuits, business operation in trouble, financial situation worsening; shall inform Party B in 30days advance as to carry out the creditor’s right ahead of schedule.

9.13 Party A takes any material business operation action which may cause an influence on Guarantor’s equities, such as investment, loan, leasing, sales, transferring, and etc. in such events, Party A shall inform Party B in 30days advance as to carry out the creditor’s right ahead of schedule.

9.14 Party A shall bear all the expense related to the contract or counter-guarantee, such as attorney fee, insurance, assessment, registration fee, storage fee, appraisal charge, notarization fee, etc.

Article 10: Breach of Faith

10.1 The contract becomes effective, both parties shall carry out each obligations under the contract; any party fails to do so, shall take the breach responsibility and provide the compensation for the losses of another party.

Article 11: Becomes Effective, Amendment, Termination

11.1 The contract shall be effective after signed and sealed by the legal representative or authorized proxy from both parties.

11.2 The contract is separated from the Main Contract. The main contract becomes invalid which shall not cause this contract invalid. The Main Contract becomes invalid, the guarantee obligation shall be still on Party A’ shoulder.

11.3 The contract becomes effective, any party shall not amend or terminate it. If any, shall be resolved through consultations and a written agreement be reached. Before the written agreement is made out, this contract shall remain valid.

11.4 The rights and obligations of both parties under this contract shall not incur any deduction or exemption caused by any instruction from the superior of any party, or changes on business status or financial status, or any agreement or contract signed with a third party.

Article 12: Appraisal of Guarantee Contract

12.1 The Following conditions are ready, Party B shall sign the Guarantee Contract with Lender;

12.1.1 This contract and the counter-guarantee contract already become effective; complete the processing of the notarization and Pledge registration.

12.1.2 Party A already Pays the guarantee fee and appraisal fee under the contract; except arranged in another agreement.

Article 13:    Dispute Settlement

13.1The dispute rising out during the contract performing, shall be resolved through consultation first. A lawsuit rising out for failing consultation, submit it to the Court located where the Creditor locating.

Article 14:    Other Provision

14.1 The main debt is due under the Main Contract, Party A fails/partly fails to repay the debt, Party B pays to Lender for Party A, the Party B may entitle the Lender for transfer the money from Party’s account to recover its payment for party A, no objection shall be risen from Party A.

14.2 From the date of 20days prior to the main debt due date, Party A shall transfer money to the account opened with Lender as to repaying the debt.

Article 15:    Supplementary provision

15.1 The contract is made out in 2 duplicates, each for both parties, with the same legal effect.

Party A (seal):	Shandong Longkong Travel Management Co., Ltd. (sealed)

Legal Representative/Authorized proxy: ZHANG SHANJIU (signed)

Party B: (seal)	Linyi Middle & Small Scale Enterprise Credit Guarantee Co., Ltd (sealed)

Principal/Authorized Proxy:	Song Guwei (signed)

Date: 19-8-2011

Contract serial No.: 2011 DI 100#

Counter Guarantee Contract

（Pledge）

Pledger (1):              Yishui Underground Fluorescent Lake Tourism Development Co., Ltd.

Legal Representative: LI HONGWEI Title:

Pledgee:                  _Linyi Middle & Small Scale Enterprise Credit Guarantee Co., Ltd

Legal Representative: WANG SHUHE Title: ___________Chairman

Article 1:	Representations and Statement of the Guarantor

Article 2:	Guarantee Scope

Article 3:	Guarantee Type

Article 4:	Guarantee term

Article 5:	Guarantor’s rights and Obligations

Article 6:	Creditor’s rights and Obligations

Article 7:	Breach of Faith

Article 8:	Effectiveness, Amendment, Termination

Article 9:	Dispute Settlement

Article 10:	Supplementary provision

Whereas:

Shandong Longkong Travel Management Co., Ltd. (hereinafter preferred as “Warrantee”) signed a Working Capital Loan Contract (No.: Yshui 356#), (herein after preferred as “Main Contract”) with Linshang Bank Yishui Branch, signed a Guarantee Contract of Mandate (No.: 2011 Wei-131) with Pledgee, and the Pledgee provided the warranties for Warrantee, which warranties term is 2 years starting from the day that the main debt term expires。

To ensure the Warrantee’s under the Main Contract obligations be fulfilled completely, the Pledger hereby agrees to provide a counter-guarantee (Pledge) to Pledgee. To confirm both parties’ rights and obligations, the contract is reached through consultation pursuant to Contract Law, Security Law and relevant laws and regulations of PRC.

Article 1: Representations and Statement of the Guarantor

1.1The Guarantor is duly incorporated and validly existing under the laws of PRC, has all requisite authority and power to provide warranties to a third party.

1.2 The Guarantor is qualified to take the counter-guarantee responsibility, the warranties provided to creditor under this contract shall not deduct or exempt from any such following events, any instruction, changes on financial situation, any agreement signed with any party.

1.3 Acknowledges Warrantee’s any right or obligation under the relevant Articles of the contract; provides warrant under the contract with his free will; any representation provided to this contract is true.

1.4 The Warrantee fails to carry out the debt repaying obligation under the contract, the Creditor may claim the right to the Guarantee, no objection shall be raised from the Guarantor.

Article 2: Guarantee Type

The guarantee type under this contract is a joint responsibility warranties. The loan term is due and Warrantee fails to fulfill/partly fulfill the debt repaying obligation, Creditor may request the Guarantor to take it.

Article 3: Guarantee Scope

3.1   The guarantee scope which provide by Guarantor to counter-guarantee including: entire main debt under the Main Contract, interest (compound interest and penalty interest), breach penalty, compensation and all such following expenses payable to Creditor by Warrantee, reviewing fee, guarantee fee, penalty interest, the expenses incurred in Creditor as to realizing the creditor’s right (including but not limited to lawsuit fees, notarization charge, arbitration charge, attorney fees, property preservation fees, business traveling expenses, enforcement execution expenses, assessment fees, auction fees).

3.2 The Warrantee fails to repay the main debt, either the Warrantee or a third party provide a counter-guarantee to Creditor, the Creditor may request Guarantor to carry out the debt repaying obligation prior to other party.

3.3 The Creditor waive of the counter guarantee of security for thing, or request the Guarantor to take the counter-guarantee obligation of entire debt, the Guarantor shall take the debt repaying counter-guarantee obligation prior to the other guarantor.

3.4 The Guarantor commits that, any clause of the Main Contract amended by Lender and Warrantee, which shall be regarded as the consent obtained from the Guarantor already. No any deduction or exemption shall be incurred in Guarantor, except the following two events:

3.4.1 the main debt term has been extended.

3.4.1 the main debt amount is raised up

Article 4: Guarantee Term

4.1 The period of the guarantee under the contract shall be: Two years starting from the Contract effectiveness day till the day on which the Main debt expires. If any extension for the Main Contract, the due date of the contract shall be Two years after the main debt expires day under the extension.

Article 5: Guarantor’s rights and Obligations

5.1 Provide the relevant information and documents, guarantee the information and the documents is real, legal existing.

5.2 After receive the Claim Letter or other claim document, Guarantor shall sign the return receipt and mail it to Creditor in 3 days.

5.3 Such following events incur in corporate Guarantor, the Guarantor shall inform Creditor in 30 day advance, and carry out the entire guarantee obligation under this contract:

5.3.1 Changes on business operation system, such as, contract business, lease, affiliation, combination, merger, splitting, stock reform, joint venture, etc.

5.3.2 Changes on, business scope, registered capital, share exchange.

5.3.3 Financial situation worsening or involved into a material economic dispute.

5.3.4 such events incur in Guarantor, seize business, business suspension, registration cancelled, business license withdrawn, bankruptcy, cancellation or business losing.

5.3.5 Changes on, address, contact telephone number, corporate representative.

5.4 such following events incur in a natural person Guarantor, the Guarantor shall inform Creditor in 30 day advance, and carry out the entire guarantee obligation under this contract:

5.4.1 Financial situation worsening or involved into a material economic dispute.

5.4.2 Changes on, living address, contact telephone number.

5.5 Within the valid contract term, the Guarantor shall not provide any warranties to a third party without Creditor’s consent.

5.6 The entire debt under the Main Contract and any expense payable to Creditor are paid up by Warrantee, the Guarantor’s obligation under this contract is due.

Article 6: Creditor’s Rights and Obligations

6.1 The creditor has the right to request Guarantor to provide the relevant document which may identify the Guarantor legally.

6.2 has the right to provide the financial statement or other documents related to Guarantor’s capital ability and credit.

6.3 has the right to examine and supervise the Guarantor’s business operation status, the Guarantor shall provide cooperation.

6.4 During the Main Contract performing, the Main debt is unpaid totally/partly, the Creditor may request Guarantor to take the counter-guarantee obligation under this contract, the Guarantor shall fulfill the obligation in one-off without any condition in 3 business days after receiving the above notice.

6.5 In such following events, Creditor has right to inform Guarantor in writing to carry out the counter-guarantee obligation ahead of schedule, the Guarantor shall fulfill the obligation in 3 business days:

6.5.1 The Lender requests the Creditor to take the guarantee obligation ahead of schedule as to clear the Main debt for Warrantor pursuant to the stipulation or relevant laws and regulations.

6.5.2 During the Contract performing, Guarantor incurs the events describing in Item 5.3, which may cause an influence on Guarantor’s ability to carry out the counter-guarantee obligation; or the Guarantor’s actions indicate that he is short of the faith transparently to carry out his counter-guarantee obligation.

6.5.3 The Guarantor breaches the engagement under the Item 5.5, which may cause an influence on carrying out the guarantee obligation under the Contract.

6.6 In any such following event, the Creditor may request the Lender to terminate the Main Contract:

6.6.1 Before the Main debt term under the Main Contract is due, the Warrantee declares (or indicated by his actions) that he would not to carry out the debt repaying.

6.6.2 The Warrantee incurs a material worsening in business operation status

6.6.3 The Warrantee transfers properties or withdraws capital as to evading the debt.

6.6.4 The Warrantee’s goodwill lost

6.6.5 The Warrantee fails to carry out the obligation stipulated under the Main contract and the Guarantee Contract of Commitment, which may cause an influence on Warrantee to carry out the debt repaying obligation.

6.6.6 Other events may cause Warrantee lost or being lose debt repaying obligation.

Article 7: Breach of faith

7.1 The Guarantor provides false representations or false statement in Article 1, which causes losses to Creditor, the compensation shall be provided to Creditor.

7.2 The contract becomes effectives, both parties shall carry out each obligation under the contract; any party fails/partly fails to do so, shall take the breach responsibility, and provide the compensation to another party.

7.3 The contract becomes invalid caused by Guarantor’s fault, the Guarantor shall provide the Creditor the total losses in guarantee scope.

7.4 The Guarantor fails to mail the return receipt or refuses to receive, to sign the Claim letter or Claim documents, the Creditor may claim the creditor’s right in the evidence of return receipt of the registered letter or the express mail or other relevant documents.

7.5 The Guarantor fails to inform pursuant to the engagement under Item 5.3.5 or Item 5.4.2, the mail sent by Creditor shall be regarded as delivered.

Article 8: Effectiveness, Amendment and Termination

8.1 The shall be effective after signed by corporate representatives or authorized proxies and sealed with official stamps by both parties (natural person Guarantor signed only)

8.2 The Main Contract or Guarantee contract of commitment becomes invalid, this Contract shall be remain valid; the Guarantor shall take the guarantee responsibility covers the debt caused by Warrantee to return property or compensate losses.

8.3 The rights and obligations of both parties under this contract shall not incur any deduction or exemption caused by any instruction from the superior of any party, or changes on business status or financial status, or any agreement or contract signed with a third party.

8.4 The contract becomes effective, any party shall no amend or terminate it. If any, it shall be resolved through consultation and reach a written agreement. Before the agreement goes effective, this contract shall continue to carry out

Article 9: Dispute Settlement

9.1 The dispute rising out during the contract performing, shall be resolved through consultation first.

9.2 A lawsuit rising out for failing consultation, submit it to the Court located where the Creditor locating.

Article 10: Other Provisions

10.1 Before the debt paid up by Warrantee, the Guarantor shall not transfer, hiding the property illegally.

10.2 A natural person Guarantor shall state that the resident house possessed by him and his family for living is at the same local average housing level in the area.

10.3 Guarantor fails to carry out the obligation under this contract, shall voluntarily accept the forcible execution carried by the Court located where the Credit locating.

Article 11: Supplementary Provision

11.1 The contract is made out in_2__ duplication with the same legal effect.

Pledger (1): (seal) Yishui Underground Fluorescent Lake Tourism Development Co., Ltd (sealed)

Legal Representative (or Authorized Proxy):     LI HONGWEI

Pledgee (seal):           Linyi Middle & Small Scale Enterprise Credit Guarantee Co., Ltd (sealed)

Legal Representative ( or Authorized Proxy)    WANG SHUHE

Date:    19-8-2011

Attachment：Mortgage List

Mortgaged Property	Quantity	Valuation	Certificate &Refer No。	Location	Issuer
Real estate		RMB 30.08million Yuan	Detail see the Lida estimate Fa2011-6117#

Mortgager：Shandong Underground Fluorescent Tourism Development Co., Ltd (sealed)

Mortgagee：Linyi Middle & Small Scale Enterprise Credit Guarantee Co., Ltd (sealed)

Contract serial No.: 2010 BAO 037#

Counter Guarantee Contract

Warrantor (1):             Yishui Underground Fluorescent Lake Tourism Development Co., Ltd.

Legal Representative: LI HONGWEI Title:  General Manager

Gurrantee creditor:                   _Linyi Middle & Small Scale Enterprise Credit Guarantee Co., Ltd

Legal Representative: WANG SHUHE Title: ___________Chairman

Article 1:	Representations and Statement of the Guarantor

Article 2:	Guarantee Scope

Article 3:	Guarantee Type

Article 4:	Guarantee term

Article 5:	Guarantor’s rights and Obligations

Article 6:	Creditor’s rights and Obligations

Article 7:	Breach of Faith

Article 8:	Effectiveness, Amendment, Termination

Article 9:	Dispute Settlement

Article 10:	Supplementary provision

Whereas:

Shandong Longkong Travel Management Co., Ltd. (hereinafter preferred as “Warrantee”) signed a Working Capital Loan Contract (No.: Yshui 039#), (herein after preferred as “Main Contract”) with Linshang Bank Yishui Branch, signed a Guarantee Contract of Mandate (No.: 2010 Wei-086) with Creditor, and the Creditor provided the warranties for Warrantee, which warranties term is 2 years starting from the day that the main debt term expires, and the warranties amount is RMB Five Million Yuan

As required by warrantee, warrantor hereby agree to provide a counter guarantee that is irrevocable with no conditions and joint responsibility   to Guarantee creditor who is the only beneficiary. To confirm both parties’ rights and obligations, the contract is reached through consultation pursuant to Contract Law, Security Law and relevant laws and regulations of PRC.

Article 1: Representations and Statement of the Guarantor

1.1The Guarantor is duly incorporated and validly existing under the laws of PRC, has all requisite authority and power to provide warranties to a third party.

1.2 The Guarantor is qualified to take the counter-guarantee responsibility, the warranties provided to creditor under this contract shall not deduct or exempt from any such following events, any instruction, changes on financial situation, any agreement signed with any party.

1.3 Acknowledges Warrantee’s any right or obligation under the relevant Articles of the contract; provides warrant under the contract with his free will; any representation provided to this contract is true.

1.4 The Warrantee fails to carry out the debt repaying obligation under the contract, the Creditor may claim the right to the Guarantee, no objection shall be raised from the Guarantor.

Article 2: Guarantee Type

The guarantee type under this contract is a joint responsibility warranties. The loan term is due and Warrantee fails to fulfill/partly fulfill the debt repaying obligation, Creditor may request the Guarantor to take it.

Article 3: Guarantee Scope

3.1    The guarantee scope which provide by Guarantor to counter-guarantee including: entire main debt under the Main Contract, interest (compound interest and penalty interest), breach penalty, compensation and all such following expenses payable to Creditor by Warrantee, reviewing fee, guarantee fee, penalty interest, the expenses incurred in Creditor as to realizing the creditor’s right (including but not limited to lawsuit fees, notarization charge, arbitration charge, attorney fees, property preservation fees, business traveling expenses, enforcement execution expenses, assessment fees, auction fees).

3.2 The Warrantee fails to repay the main debt, either the Warrantee or a third party provide a counter-guarantee to Creditor, the Creditor may request Guarantor to carry out the debt repaying obligation prior to other party.

3.3 The Creditor waive of the counter guarantee of security for thing, or request the Guarantor to take the counter-guarantee obligation of entire debt, the Guarantor shall take the debt repaying counter-guarantee obligation prior to the other guarantor.

3.4 The Guarantor commits that, any clause of the Main Contract amended by Lender and Warrantee, which shall be regarded as the consent obtained from the Guarantor already. No any deduction or exemption shall be incurred in Guarantor, except the following two events:

3.4.1 the main debt term has been extended.

3.4.1 the main debt amount is raised up

Article 4: Guarantee Term

4.1 The period of the guarantee under the contract shall be: Two years starting from the Contract effectiveness day till the day on which the Main debt expires. If any extension for the Main Contract, the due date of the contract shall be Two years after the main debt expires day under the extension.

Article 5: Guarantor’s rights and Obligations

5.1 Provide the relevant information and documents, guarantee the information and the documents is real, legal existing.

5.2 After receive the Claim Letter or other claim document, Guarantor shall sign the return receipt and mail it to Creditor in 3 days.

5.3 Such following events incur in corporate Guarantor, the Guarantor shall inform Creditor in 30 day advance, and carry out the entire guarantee obligation under this contract:

5.3.1 Changes on business operation system, such as, contract business, lease, affiliation, combination, merger, splitting, stock reform, joint venture, etc.

5.3.2 Changes on, business scope, registered capital, share exchange.

5.3.3 Financial situation worsening or involved into a material economic dispute.

5.3.4 such events incur in Guarantor, seize business, business suspension, registration cancelled, business license withdrawn, bankruptcy, cancellation or business losing.

5.3.5 Changes on, address, contact telephone number, corporate representative.

5.4 such following events incur in a natural person Guarantor, the Guarantor shall inform Creditor in 30 day advance, and carry out the entire guarantee obligation under this contract:

5.4.1 Financial situation worsening or involved into a material economic dispute.

5.4.2 Changes on, living address, contact telephone number.

5.5 Within the valid contract term, the Guarantor shall not provide any warranties to a third party without Creditor’s consent.

5.6 The entire debt under the Main Contract and any expense payable to Creditor are paid up by Warrantee, the Guarantor’s obligation under this contract is due.

Article 6: Creditor’s Rights and Obligations

6.1 The creditor has the right to request Guarantor to provide the relevant document which may identify the Guarantor legally.

6.2 has the right to provide the financial statement or other documents related to Guarantor’s capital ability and credit.

6.3 has the right to examine and supervise the Guarantor’s business operation status, the Guarantor shall provide cooperation.

6.4 During the Main Contract performing, the Main debt is unpaid totally/partly, the Creditor may request Guarantor to take the counter-guarantee obligation under this contract, the Guarantor shall fulfill the obligation in one-off without any condition in 3 business days after receiving the above notice.

6.5 In such following events, Creditor has right to inform Guarantor in writing to carry out the counter-guarantee obligation ahead of schedule, the Guarantor shall fulfill the obligation in 3 business days:

6.5.1 The Lender requests the Creditor to take the guarantee obligation ahead of schedule as to clear the Main debt for Warrantor pursuant to the stipulation or relevant laws and regulations.

6.5.2 During the Contract performing, Guarantor incurs the events describing in Item 5.3, which may cause an influence on Guarantor’s ability to carry out the counter-guarantee obligation; or the Guarantor’s actions indicate that he is short of the faith transparently to carry out his counter-guarantee obligation.

6.5.3 The Guarantor breaches the engagement under the Item 5.5, which may cause an influence on carrying out the guarantee obligation under the Contract.

6.6 In any such following event, the Creditor may request the Lender to terminate the Main Contract:

6.6.1 Before the Main debt term under the Main Contract is due, the Warrantee declares (or indicated by his actions) that he would not to carry out the debt repaying.

6.6.2 The Warrantee incurs a material worsening in business operation status

6.6.3 The Warrantee transfers properties or withdraws capital as to evading the debt.

6.6.4 The Warrantee’s goodwill lost

6.6.5 The Warrantee fails to carry out the obligation stipulated under the Main contract and the Guarantee Contract of Commitment, which may cause an influence on Warrantee to carry out the debt repaying obligation.

6.6.6 Other events may cause Warrantee lost or being lose debt repaying obligation.

Article 7: Breach of faith

7.1 The Guarantor provides false representations or false statement in Article 1, which causes losses to Creditor, the compensation shall be provided to Creditor.

7.2 The contract becomes effectives, both parties shall carry out each obligation under the contract; any party fails/partly fails to do so, shall take the breach responsibility, and provide the compensation to another party.

7.3 The contract becomes invalid caused by Guarantor’s fault, the Guarantor shall provide the Creditor the total losses in guarantee scope.

7.4 The Guarantor fails to mail the return receipt or refuses to receive, to sign the Claim letter or Claim documents, the Creditor may claim the creditor’s right in the evidence of return receipt of the registered letter or the express mail or other relevant documents.

7.5 The Guarantor fails to inform pursuant to the engagement under Item 5.3.5 or Item 5.4.2, the mail sent by Creditor shall be regarded as delivered.

Article 8: Effectiveness, Amendment and Termination

8.1 The shall be effective after signed by corporate representatives or authorized proxies and sealed with official stamps by both parties (natural person Guarantor signed only)

8.2 The Main Contract or Guarantee contract of commitment becomes invalid, this Contract shall be remain valid; the Guarantor shall take the guarantee responsibility covers the debt caused by Warrantee to return property or compensate losses.

8.3 The rights and obligations of both parties under this contract shall not incur any deduction or exemption caused by any instruction from the superior of any party, or changes on business status or financial status, or any agreement or contract signed with a third party.

8.4 The contract becomes effective, any party shall no amend or terminate it. If any, it shall be resolved through consultation and reach a written agreement. Before the agreement goes effective, this contract shall continue to carry out

Article 9: Dispute Settlement

9.1 The dispute rising out during the contract performing, shall be resolved through consultation first.

9.2 A lawsuit rising out for failing consultation, submit it to the Court located where the Creditor locating.

Article 10: Other Provisions

10.1 Before the debt paid up by Warrantee, the Guarantor shall not transfer, hiding the property illegally.

10.2 A natural person Guarantor shall state that the resident house possessed by him and his family for living is at the same local average housing level in the area.

10.3 Guarantor fails to carry out the obligation under this contract, shall voluntarily accept the forcible execution carried by the Court located where the Credit locating.

Article 11: Supplementary Provision

11.1 The contract is made out in duplication with the same legal effect.

Warrantor (1): (seal) Yishui Underground Fluorescent Lake Tourism Development Co., Ltd. (sealed)

Legal Representative (or Authorized Proxy):     LI HONGWEI

Guarantee Creditor (seal):  Linyi Middle & Small Scale Enterprise Credit Guarantee Co., Ltd (sealed)

Legal Representative ( or Authorized Proxy)    WANG SHUHE

Date:    19-8-2011